<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
       May 2005
       Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005.
                                                          Issued: June 30, 2005
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9    1.0      17.0        6.1
                                                                     (3 mos.)             (5 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (16.9)    62.6        4.4
                 (10 mos.)                                                                (5 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (20.3)    76.6        9.5
                                               (10 mos.)                                  (5 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (11.6)    (7.0)      (1.2)
                                               (10 mos.)                                  (5 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
May 2005
Dear Limited Partner:
 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of May 31, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $11.70   4.79%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $16.26   8.45%
    ------------------------------------------------------------------------
    Charter Graham                                          $17.66   1.43%
    ------------------------------------------------------------------------
    Charter Millburn                                         $9.30   1.30%
    ------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New
York, NY 10017 or your Morgan Stanley Financial Advisor.
 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
CHARTER CAMPBELL
                                    [CHART]
                     Month ended           YTD ended
                     May 31, 2005         May 31, 2005
                 ------------------    ------------------
Currencies             2.69%                  0.72%
Interest Rates         4.04%                  6.17%
Stock Indices         -1.22%                 -3.52%
Energies              -0.12%                  0.36%
Metals                -0.11%                  0.03%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices increased early in the month as investors sought the safe-haven of fixed-income investments due to market speculation that several hedge funds may have experienced relatively significant losses. Within the European markets, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates, as a way to stimulate euro-zone growth. Then, at the end of the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.
CHARTER CAMPBELL
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the currency markets, short positions in the euro, Japanese yen, and
   Swiss franc against the U.S. dollar resulted in gains as the value of the U.S. dollar increased against these currencies after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro continued declining on news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, at the end of the month, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that an upcoming Dutch referendum would also fail. Below-consensus economic data out of Japan was responsible for the value of the yen falling against the U.S. dollar, while the value of the Swiss franc declined in tandem with the euro.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global stock index futures markets, losses were recorded from short positions in U.S. and European equity index futures as prices finished higher on strong U.S. inflation data and strength in the technology sector. European stock index futures prices were also pushed higher due to weakness in the euro, as investors were hopeful that the weak euro would boost European exports.
CHARTER MSFCM
                                    [CHART]
                       Month ended             YTD ended
                      May 31, 2005            May 31, 2005
                    -----------------      -----------------
Currencies                0.83%                  -15.55%
Interest Rates            2.65%                    1.63%
Stock Indices             4.90%                    1.05%
Energies                  0.12%                   -1.70%
Metals                    0.38%                    0.07%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global stock index futures markets, gains were recorded from long positions in European equity index futures as prices finished higher on strong U.S. inflation data, strength in the technology sector, and weakness in the euro, as investors were hopeful that the weak euro would boost European exports.
..  In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices increased early in the month as investors sought the safe-haven of fixed-income investments due to speculation that several hedge funds may have experienced relatively significant losses. Within the European markets, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates, as a way to stimulate euro-zone growth. Then, at the end of the month, prices climbed higher after French voters rejected the European Union constitution. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.
CHARTER MSFCM
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the currency markets, short positions in the euro, Swedish krona, Swiss franc, and South African rand against the U.S. dollar resulted in gains as the value of the U.S. dollar increased against these currencies after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro continued declining on news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, at the end of the month, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that an upcoming Dutch referendum would also fail. The value of the Swedish krona and the Swiss franc moved lower in tandem with euro, while the South African rand moved lower due to weak economic data out of that country and lower gold prices.
..  In the metals markets, short positions in aluminum futures resulted in gains as prices reversed sharply lower on strength in the U.S. dollar and fears of a reduction in demand in China. Smaller gains were experienced from short positions in gold futures as precious metals prices also dropped amid a stronger U.S dollar.
CHARTER GRAHAM
                                        [CHART]
                    Month ended            YTD ended
                   May 31, 2005           May 31, 2005
                 -----------------     -----------------
Currencies            0.64%                  -6.73%
Interest Rates        2.82%                  -1.07%
Stock Indices        -0.72%                  -6.74%
Energies             -0.34%                  -3.11%
Metals               -0.31%                  -0.82%
Agriculturals        -0.48%                  -1.14%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices increased early in the month as investors sought the safe-haven of fixed-income investments due to market speculation that several hedge funds may have experienced relatively significant losses. Within the European markets, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates, as a way to stimulate euro-zone growth. Then, at the end of the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. U.S. interest rate prices also steadily advanced throughout the month amid mixed economic data and strength in the U.S. dollar.
CHARTER GRAHAM
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  In the currency markets, short positions in the euro and Swiss franc against the U.S. dollar resulted in gains as the value of the U.S. dollar increased against these currencies after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, the value of the euro continued declining on news that French Gross Domestic Product growth was significantly weaker-than-expected. Furthermore, at the end of the month, the euro hit its weakest level against the U.S. dollar in eight months after French voters rejected the European Union constitution and most analysts predicted that an upcoming Dutch referendum would also fail. The value of the Swiss franc moved lower during the month in tandem with the euro. Elsewhere in the currency markets, gains were experienced from long positions in the Mexican peso versus the U.S. dollar as the value of the peso moved higher after Mexico's central bank left its monetary policy unchanged.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global stock index futures markets, losses were recorded from short positions in U.S. and equity index futures as prices finished higher on strong U.S. inflation data and strength in the technology sector.
..  Losses in the agricultural sector stemmed from long positions in cotton futures as prices declined on news of weak demand in China and technically-based selling.
..  In the energy markets, losses were incurred from short futures positions in crude oil as prices increased at the end of the month after the U.S. Department of Energy reported an unexpected decline in supplies.
..  In the metals markets, long positions in copper resulted in losses as prices reversed lower on strength in the U.S. dollar and fears of a reduction in demand in China. Further losses were experienced from long positions in gold futures as precious metals prices dropped amid a stronger U.S. dollar.
CHARTER MILLBURN
                                    [CHART]
                     Month ended           YTD ended
                   May 31, 2005        May 31, 2005
                  -----------------     -----------------
Currencies             -0.83%                -7.27%
Interest Rates          2.27%                 4.83%
Stock Indices           1.61%                -2.45%
Energies               -0.12%                -0.13%
Metals                  0.03%                -0.63%
Agriculturals          -0.59%                -2.56%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the global interest rate futures markets, gains were recorded from long positions in European interest rate futures as prices increased early in the month as investors sought the safe-haven of fixed-income investments due to market speculation that several hedge funds may have experienced relatively significant losses. Within the European markets, prices continued to advance after European Central Bank representatives publicly rejected calls for increases in European interest rates, as a way to stimulate euro-zone growth. Then, at the end of the month, prices climbed higher after French voters rejected the European Union constitution, raising concerns about the future of the European integration process. Elsewhere in the global interest rate futures markets, long positions in Canadian bond futures resulted in gains as prices increased on political uncertainty in Canada, as well as the decision by the Bank of Canada's governors to leave interest rate policy unchanged.
..  In the global stock index futures markets, gains were recorded from long positions in European and South African equity index futures as prices finished higher on strong U.S. inflation data and strength in the technology sector. Both European and South African stock index prices were also pushed higher due to weakness in the euro and the South African rand, as investors were hopeful that the weak currencies would boost exports from both regions.
CHARTER MILLBURN
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency markets, long positions in the British pound, New Zealand dollar, Korean won, and the euro against the U.S. dollar resulted in losses as the value of the U.S. dollar increased against these currencies after China downplayed rumors of a move toward a flexible exchange rate. Later in the month, weak economic data and geopolitical uncertainty due to French voters rejecting the European Union constitution resulted in the value of the U.S. dollar moving higher versus most of its major rivals, particularly the euro.
..  Losses in the agricultural sector stemmed from short futures positions in wheat and corn after prices reversed higher in response to supply fears caused by dry, hot weather in U.S. growing regions.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                                    Morgan Stanley              Morgan Stanley              Morgan Stanley
                                 Charter Campbell L.P.        Charter MSFCM L.P.          Charter Graham L.P.
                              --------------------------  --------------------------  --------------------------
                                           Percentage of               Percentage of               Percentage of
                                            May 1, 2005                 May 1, 2005                 May 1, 2005
                                             Beginning                   Beginning                   Beginning
                                Amount    Net Asset Value   Amount    Net Asset Value   Amount    Net Asset Value
                              ----------  --------------- ----------  --------------- ----------  ---------------
                                  $              %            $              %            $              %
INVESTMENT INCOME
  Interest income (Note 2)       674,710        .22          442,775        .26          931,723        .23
                              ----------       ----       ----------       ----       ----------       ----
EXPENSES
  Brokerage fees (Note 2)      1,594,005        .52          902,798        .52        2,134,408        .52
  Management fees (Note 2&3)     675,858        .22          288,895        .17          683,010        .17
                              ----------       ----       ----------       ----       ----------       ----
   Total Expenses              2,269,863        .74        1,191,693        .69        2,817,418        .69
                              ----------       ----       ----------       ----       ----------       ----
NET INVESTMENT LOSS           (1,595,153)      (.52)        (748,918)      (.43)      (1,885,695)      (.46)
                              ----------       ----       ----------       ----       ----------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                     5,878,814       1.92         (229,476)      (.13)      (2,213,544)      (.54)
  Net change in unrealized    10,390,167       3.39       15,626,110       9.01        9,941,104       2.43
                              ----------       ----       ----------       ----       ----------       ----
   Total Trading Results      16,268,981       5.31       15,396,634       8.88        7,727,560       1.89
                              ----------       ----       ----------       ----       ----------       ----
NET INCOME                    14,673,828       4.79       14,647,716       8.45        5,841,865       1.43
                              ==========       ====       ==========       ====       ==========       ====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                           May 1, 2005
                                            Beginning
                                Amount   Net Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      110,908        .21
                              ---------       ----
EXPENSES
  Brokerage fees (Note 2)       269,330        .52
  Management fees (Note 2&3)     86,184        .17
                              ---------       ----
   Total Expenses               355,514        .69
                              ---------       ----
NET INVESTMENT LOSS            (244,606)      (.48)
                              ---------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                     (202,594)      (.39)
  Net change in unrealized    1,121,289       2.17
                              ---------       ----
   Total Trading Results        918,695       1.78
                              ---------       ----
NET INCOME                      674,089       1.30
                              =========       ====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED MAY 31, 2005 (UNAUDITED)

                            MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                         CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                    CHARTER GRAHAM L.P.
                 ------------------------------------- ------------------------------------- ----------------------------
                      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                 --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                      $          $                          $          $                          $
Net Asset Value,
 May 1, 2005     27,409,682.417  306,048,943   11.17   11,558,659.233  173,337,170   15.00   23,529,519.964  409,806,336
Net Income             --         14,673,828     .53         --         14,647,716    1.26         --          5,841,865
Redemptions        (765,034.651)  (8,950,905)  11.70     (435,585.043)  (7,082,613)  16.26     (559,587.219)  (9,882,310)
Subscriptions       699,907.503    8,188,918   11.70       76,597.589    1,245,477   16.26      555,010.483    9,801,485
                 --------------  -----------           --------------  -----------           --------------  -----------
Net Asset Value,
 May 31, 2005    27,344,555.269  319,960,784   11.70   11,199,671.779  182,147,750   16.26   23,524,943.228  415,567,376
                 ==============  ===========           ==============  ===========           ==============  ===========

                                    MORGAN STANLEY
                                 CHARTER MILLBURN L.P.
                 --------------------------------------------
                 PER UNIT     UNITS        AMOUNT    PER UNIT
                 -------- -------------  ----------  --------
                    $                        $          $
Net Asset Value,
 May 1, 2005      17.42   5,635,488.407  51,711,298    9.18
Net Income          .24         --          674,089     .12
Redemptions       17.66    (125,993.069) (1,171,736)   9.30
Subscriptions     17.66      42,983.867     399,750    9.30
                          -------------  ----------
Net Asset Value,
 May 31, 2005     17.66   5,552,479.205  51,613,401    9.30
                          =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
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